PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (646) 536-7030 nlaudico@theruthgroup.com

Home Diagnostics Reports Second Quarter 2009 Financial Results

Second Quarter 2009 and Recent Highlights:

•	Reported net income of $1.9 million, or $0.11 per diluted share

•	Received CE Mark approval for the TRUEtest product platform

•	Completed $5 million share repurchase program; repurchased total of 815,000 shares year-to-date

•	Launched TRUEbalance blood glucose monitoring system and TRUEmanager Diabetes Management Software

•	Added to Russell 3000®, Russell 2000® and Russell Global Indexes

FORT LAUDERDALE, Fla. – August 6, 2009 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the second quarter ended June 30, 2009.

Total revenue for the second quarter was $32.7 million, a decrease of 2.1% from $33.4 million in the second quarter of 2008. Retail channel sales were up 45.2%, driven by the continued national rollout of the TRUEresult and TRUE2go blood glucose monitoring systems and the expanded product portfolio at Walmart. Mail service channel sales increased 9.7%, driven by the private label, no-coding blood glucose monitoring system recently launched with Liberty Medical and the initial launch of the TRUEbalance no-coding blood glucose system with several customers. Distribution channel sales decreased 17.0% as a result of fewer large stocking orders and the reduction to inventory days supply, as anticipated, at some of the Company’s wholesale distribution customers. International sales decreased 22.3%, reflecting lower sales in Latin America following the Company’s decision to limit its exposure in that region due to poor economic conditions.

Gross profit for the second quarter of 2009 was $17.3 million, compared to $19.9 million in the second quarter of 2008. As a percentage of sales, gross margin decreased to 53.0% compared to 59.6% in the prior year period. As the Company previously guided, gross margin was negatively impacted by the continued investment in the roll out of the new no-code products in the retail and mail service channels. Gross margin was also impacted by lower pricing in the mail service and distribution channels. On a sequential basis, second quarter 2009 gross margin improved 590 basis points from 47.1% in the first quarter 2009 as a result of improved yields on the TRUEtest manufacturing line and increased test strip volume.

Selling, general and administrative expenses were $12.6 million for the second quarter of 2009, compared with $13.7 million in the second quarter of 2008. The decrease in selling, general and administrative expenses is primarily due to lower sales and marketing expenses following the initial launch of the TRUE2go and TRUEresult systems last year and cost reduction initiatives.

Research and development expenses were $2.0 million for the second quarter of 2009, compared with $2.4 million in the second quarter of 2008. The decrease in research and development expenses is primarily due to lower product development costs following the initial launch of the TRUE2go and TRUEresult systems last year.

Operating income for the second quarter of 2009 was $2.8 million, compared to operating income of $3.8 million for the second quarter of 2008.

For the three-month period ended June 30, 2009, the Company reported net income of $1.9 million, or $0.11 per diluted share, based on weighted average shares outstanding of 17.6 million. Net income for the three-month period ended June 30, 2008 was $2.7 million, or $0.14 per diluted share, based on 18.9 million weighted average shares outstanding.

Joseph Capper, President and Chief Executive Officer of Home Diagnostics, said, “Our earnings during the quarter were at the high end of our guidance, driven by yield improvements from our TRUEtest manufacturing line and newly implemented cost reduction initiatives. We are particularly pleased with our domestic sales which grew during the quarter, outpacing the reported results of the majority of our branded competitors, which reported sales declines for the quarter. This reflects our position as a leading provider of value-priced, high-quality blood glucose monitoring products. We achieved 45% growth in our retail channel, driven by strong reception of our new products, TRUEresult and TRUE2go, as well as organic growth of existing products with our major retail partners.”

2009 Financial Guidance
The Company is updating its full year 2009 guidance of revenue to now be in the range of $129 million to $131 million and diluted earnings per share to be in the range of $0.36 to $0.38 from the previous estimate of $130 million to $133 million and diluted earnings per share in the range of $0.36 to $0.40. The Company anticipates that second half 2009 revenue and earnings will be more heavily weighted towards the fourth quarter due to the timing of purchases in the distribution channel and the ramp up of new product launches.

Conference Call
Home Diagnostics will hold a conference call on Thursday, August 6, 2009 at 8:30 a.m. ET to discuss its operating results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. A live Webcast of the conference call will be available online from the investor relations page of the Company’s corporate Website at www.homediagnostics.com.

After the live Webcast, the call will remain available on Home Diagnostics’ Website, www.homediagnostics.com, through September 6, 2009. In addition, a telephonic replay of the call will be available until August 13, 2009. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 327813.

About Home Diagnostics, Inc.

Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management products. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEbalance™, TRUEtrack®, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens, as well as distributors such as AmerisourceBergen, Cardinal Health, McKesson, Invacare and Liberty Medical. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008, and in 2009 received several recognitions for the company’s TRUE2go blood glucose meter, including a Medical Design Excellence Award (MDEA) and a Gold Award in the Medical/Test Equipment category as part of appliance DESIGN Magazine’s 22nd Annual Excellence in Design (EID) Awards Competition. For more information please visit www.homediagnostics.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control. Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, TRUEbalance, Sidekick, TRUEread, Prestige Smart System and TRUEmanager are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008	% to Sales	2009	% to Sales	2008	% to Sales	2009	% to Sales
Net sales	$33,355,841	100.0%	$32,653,785	100.0%	$58,476,121	100.0%	$57,255,413	100.0%
Cost of sales	13,469,076	40.4%	15,338,500	47.0%	24,001,009	41.0%	28,356,894	49.5%

Gross profit	19,886,765	59.6%	17,315,285	53.0%	34,475,112	59.0%	28,898,519	50.5%

Operating expenses:
Selling, general and administrative (including stock-based compensation expense of $510,325 and $439,409 and $743,326 and $745,998 for the three and six months ended June 30, 2008 and 2009,respectively)	13,698,713	41.0%	12,574,343	38.5%	25,569,431	43.8%	24,683,190	43.1%
Research & Development	2,426,666	7.3%	1,971,113	6.0%	4,783,514	8.2%	3,854,716	6.7%

Total operating expenses	16,125,379	48.3%	14,545,456	44.5%	30,352,945	52.0%	28,537,906	49.8%

Income from operations	3,761,386	11.3%	2,769,829	8.5%	4,122,167	7.0%	360,613	0.6%

Other income (expense):
Interest income (expense), net	213,719	0.6%	15,558	0.0%	541,587	0.9%	65,706	0.1%
Other income (expense), net	105,992	0.3%	17,866	0.1%	(420,589)	-0.7%	137,671	0.3%

Other, net	319,711	0.9%	33,424	0.1%	120,998	0.2%	203,377	0.4%

Income before provision for income taxes	4,081,097	12.2%	2,803,253	8.6%	4,243,165	7.2%	563,990	1.0%
Provision for income taxes	1,396,838	4.2%	907,494	2.8%	837,540	1.4%	$367,230	0.6%

Net income	$2,684,259	8.0%	$1,895,759	5.8%	$3,405,625	5.8%	$196,760	0.4%

Earnings per common share:
Basic	$0.15		$0.11		$0.19		$0.01

Diluted	$0.14		$0.11		$0.18		$0.01

Weighted average shares used in computing earnings per common share:
Basic	17,841,219		16,876,361		17,869,996		17,099,945

Diluted	18,917,812		17,619,996		18,957,332		17,846,953

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	June 30,
	2008	2009
Selected Balance Sheet Data:
Cash and cash equivalents	$30,366,785	$20,001,006
Working capital	44,005,456	37,416,503
Total assets	141,339,701	140,869,252
Total stockholders’ equity	112,065,961	108,860,059

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Cash Flow Data:
Cash provided by operating activities	$5,305,754	$2,701,154	$6,215,547	$1,478,709
Cash used in investing activities	(1,595,846)	(3,102,576)	(3,322,207)	(7,721,847)
Cash provided by (used in) financing activities	(1,423,826)	(1,536,319)	(1,442,266)	(4,261,527)

Revenue by Channel:	Three Months Ended June 30,
	2008		2009		Increase (Decrease)
Domestic:
Retail	$6,077,281	18.2%	$8,826,815	27.0%	$2,749,534	45.2%
Distribution	17,884,002	53.6%	14,849,964	45.5%	(3,034,038)	-17.0%
Mail Service	5,254,149	15.8%	5,761,221	17.6%	507,072	9.7%

Total Domestic	29,215,432	87.6%	29,438,000	90.1%	222,568	0.8%
International	4,140,409	12.4%	3,215,785	9.9%	(924,624)	-22.3%

Total	$33,355,841	100.0%	$32,653,785	100.0%	$(702,056)	-2.1%

Revenue By Channel:	Six Months Ended June 30,
	2008		2009		Increase (Decrease)
Domestic
Retail	$12,555,199	21.5%	$16,940,375	29.6%	$4,385,176	34.9%
Distribution	29,207,299	49.9%	24,025,561	42.0%	(5,181,738)	-17.7%
Mail Service	9,590,904	16.4%	11,044,957	19.3%	1,454,053	15.2%

Total Domestic	51,353,402	87.8%	52,010,893	90.9%	657,491	1.3%
International	7,122,719	12.2%	5,244,520	9.1%	(1,878,199)	-26.4%

Total	$58,476,121	100.0%	$57,255,413	100.0%	$(1,220,708)	-2.1%